Exhibit 4.7

Supplementary Agreement to the Asset Management Agreement

between

China Life Insurance Company Limited

and

China Life Investment Holding Company Limited

This Supplementary Agreement to the Asset Management Agreement (the “Agreement”) was entered into by and between the following two parties in Beijing on April 15, 2014 in accordance with applicable laws, regulations and rules:

•	China Life Insurance Company Limited (“Party A”)

Address: China Life Plaza, 16 Financial Street, Xicheng District, Beijing

•	China Life Investment Holding Company Limited (“Party B”)

Address: 11/F, China Life Center, 17 Financial Street, Xicheng District, Beijing

Upon friendly negotiation, the following amendments were made herein to the Asset Management Agreement between China Life Insurance Company Limited and China Life Investment Holding Company Limited (the “Asset Management Agreement”):

1.	During the term of this Agreement, Party A shall conduct performance reviews on the investments and management of the assets entrusted by Party A to Party B and calculate the performance fee or penalty for underperformance based on the methods of performance review and the target of investment return set forth in the Investment Guidelines (2014). This paragraph shall supersede Section 9.3 of the Asset Management Agreement.

2.	The term of this Agreement shall start from the date of the Investment Guidelines (2014) and end on December 31, 2014.

3.	This Agreement, as a supplementary agreement to the Asset Management Agreement, shall constitute an entire agreement together with the Asset Management Agreement, and this Agreement and the Asset Management Agreement shall have the same legal effect. For issues not covered herein, the relevant terms in the Asset Management Agreement shall apply.

4.	This Agreement is executed in seven (7) copies, with two (2) held by each Party, one (1) filed with the China Insurance Regulatory Commission, one (1) filed with Shanghai Stock Exchange (if required) and one (1) filed with Hong Kong Exchanges and Clearing Limited (if required). Each copy shall have the same legal force.

Appendix: The Investment Guidelines for Assets Entrusted by China Life Insurance Company Limited to China Life Investment Holding Company Limited (2014)

Party A: China Life Insurance Company Limited	Party B: China Life Investment Holding Company Limited

Legal representative or authorized representative (signature):	Legal representative or authorized representative (signature):